Filed Pursuant to Rule 424(b)(3)

Registration No. 333-264238

PROSPECTUS SUPPLEMENT NO. 5

(To the Prospectus dated May 13, 2022)

Up to 21,320,000 Shares of Common Stock Issuable Upon Exercise of Warrants

Up to 57,538,996 Shares of Common Stock

Up to 7,520,000 Warrants to Purchase Common Stock

This prospectus supplement supplements the prospectus, dated May 13, 2022 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-264238). This prospectus supplement is being filed to update and supplement the information in the Prospectus with certain information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission on August 4, 2022 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the issuance by us of an aggregate of up to 21,320,000 shares of our common stock, $0.0001 par value per share (the “Common Stock”), consisting of (i) 7,520,000 shares of Common Stock issuable upon the exercise of 7,520,000 warrants (the “Private Warrants”) originally issued in a private placement to CITIC Capital Acquisition Corp. (“CCAC”) in connection with the initial public offering of CCAC and (ii) 13,800,000 shares of Common Stock issuable upon the exercise of 13,800,000 warrants (the “Public Warrants” and, together with the Private Warrants, the “Warrants”) originally issued in the initial public offering of CCAC.

The Prospectus and this prospectus supplement also relate to the offer and sale from time to time by the selling securityholders named in the Prospectus or their permitted transferees (the “selling securityholders”) of (i) up to 57,538,996 shares of Common Stock consisting of (a) 3,695,000 shares of Common Stock purchased by subscripts for $10.00 per share in a private placement pursuant to subscription agreements entered into in connection with the Business Combination (as defined in the Prospectus), (b) 7,520,000 shares of Common Stock issuable upon exercise of the Private Warrants which have an exercise price equal to $11.50 per share, (c) 6,900,000 shares of Common Stock originally issued to CCAC for approximately $0.004 per share, (d) 34,422,480 shares of Common Stock issued in connection with the Business Combination (as defined in the Prospectus) as merger consideration at an acquiror share value of $10.00 per share, (e) 197,875 shares held by Tomoyuki Izuhara pursuant to the exercise of options to purchase Common Stock at exercise prices ranging from $0.36 to $4.29 per share, and (f) 4,803,641 shares of Common Stock issued pursuant to the Share Issuance Agreements (as defined in the Prospectus), at a deemed per share price of $1.9841, and (ii) up to 7,520,000 Private Warrants.

The common stock and Warrants are listed on the New York Stock Exchange (“NYSE”) under the symbols “QNGY” and “QNGY WS,” respectively. On August 3, 2022, the last reported sales price of our common stock on NYSE was $0.43 per share and the last reported sales price of our Warrants was $0.10 per warrant.

This prospectus supplement should be read in conjunction with the Prospectus, including any amendments or supplements thereto, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the Prospectus, including any amendments or supplements thereto, except to the extent that the information in this prospectus supplement updates and supersedes the information contained therein.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto.

We are an “emerging growth company” as defined under U.S. federal securities laws and, as such, have elected to comply with reduced public company reporting requirements. The Prospectus complies with the requirements that apply to an issuer that is an emerging growth company.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described in the section titled “Risk Factors” beginning on page 8 of the Prospectus and under similar headings in any amendments or supplements to the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the accuracy or adequacy of this prospectus supplement or the Prospectus. Any representation to the contrary is a criminal offense.

Prospectus Supplement dated August 4, 2022

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 2, 2022

QUANERGY SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39222	88-0535845
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

433 Lakeside Drive Sunnyvale, California	94085
(Address of principal executive offices)	(Zip Code)

(408) 245-9500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	QNGY	New York Stock Exchange
Warrants, each whole warrant exercisable for one share of Common Stock at an exercise price of $11.50 per share	QNGY WS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b–2 of the Securities Exchange Act of 1934 (§240.12b–2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 2, 2022 (the “Effective Date”), the Board of Directors (the “Board”) of Quanergy Systems, Inc. (the “Company”) increased the authorized size of the Board from seven (7) to eight (8) members, creating a vacancy on the Board.

On the Effective Date, upon the recommendation of the Nominating and Corporate Governance Committee of the Board, the Board appointed Lisa Kelley to fill the vacant Board seat and to serve as Class II director of the Board with an initial term expiring at the Company’s 2024 Annual Meeting of Stockholders. Ms. Kelley was also appointed to serve on the Audit and Compensation Committees of the Board.

There are no arrangements or understandings between Ms. Kelley and any other persons pursuant to which she was selected as a director of the Company. The Board has determined that Ms. Kelley is independent under applicable U.S. Securities and Exchange Commission requirements and New York Stock Exchange listing standards. There is no transaction involving Ms. Kelley that requires disclosure under Item 404(a) of Regulation S-K. As of the Effective Date, Ms. Kelley will participate in the Company’s Non-Employee Director Compensation Policy pursuant to which she will receive cash compensation and restricted stock units for her service on the Board and the Audit and Compensation Committees of the Board. The Company will also enter into its standard form of indemnification agreement with Ms. Kelley.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 4, 2022

QUANERGY SYSTEMS, INC.

By:	/s/ Patrick Archambault
Patrick Archambault
Chief Financial Officer